Exhibit 99.1

MagnaChip Semiconductor Reports

Fourth Quarter Results

Seoul, South Korea, January 25, 2008 – MagnaChip Semiconductor today announced results for the fourth quarter ended December 31, 2007.

Revenue for the three months ended December 31, 2007 was $246.5 million, compared to $162.3 million in the fourth quarter of 2006.

Gross margin was $63.5 million or 25.8% of revenue for the quarter ended December 31, 2007, compared to $18.0 million or 11.1% of revenue for the fourth quarter of 2006.

Operating expenses for the fourth quarter of 2007 were $58.9 million or 23.9% of revenue, compared to $57.0 million or 35.1% of revenue for the fourth quarter of 2006.

Operating income was $4.7 million during the current quarter, compared to an operating loss of $39.0 million in the prior year quarter.

Net interest expense for the fourth quarter of 2007 was $15.6 million, compared to $14.1 million in the fourth quarter of 2006.

Net loss for the three months ended December 31, 2007 was $29.5 million, compared to a net loss of $45.6 million in the fourth quarter of 2006.

Sang Park, Chairman and CEO of MagnaChip Semiconductor, commented, “We are pleased with how the fourth quarter developed. Revenue came in above prior guidance, which called for an increase of approximately 20% vs. the third quarter, and we returned to an operating profit. We designated 2007 to be the year of MagnaChip’s recovery and believe that our strong performance this quarter demonstrates we have achieved this objective. Importantly, these results are based on new design wins and account development, as well as improved operational execution. Further, there are a number of strategic initiatives that we expect to contribute to our future growth. As recently announced, we have begun marketing a new line of power management products as part of an overall strategy to leverage our analog and mixed signal technology platform to expand our market opportunities. We continue to strengthen our market position through technical leadership in display driver ICs for AMOLED displays and our portfolio of technologies, such as Smart Mobile Luminance Control, that manage the power consumption of displays. We believe our AMOLED and power management products and technologies are timely due to the increasing market requirements for ‘green,’ energy-efficient products and applications. Overall, we are optimistic that initiatives such as these, coupled with our continued focus on performance and execution excellence across our three existing business lines, will drive our business going forward.”

Robert Krakauer, President and CFO of MagnaChip Semiconductor, said, “Our design wins this year translated into significant momentum in our revenue recovery, with revenue growth of 62% from the first quarter of 2007 to the fourth quarter of 2007. We met our expectation of doubling gross margin in the fourth quarter of 2007 versus the third quarter of 2007, even though our operational improvements were partially offset by both a significantly higher valuation and balance of inventory at the start of the fourth quarter versus the end of the fourth quarter. While we expect a seasonally slow first quarter of 2008 versus the fourth quarter of 2007, we believe our design wins continue to position us well. We remain focused on maintaining our cost competitiveness while strengthening our intellectual property and broadening our product lineup.”

Investor Conference Call / Webcast Details

MagnaChip will report full results for the fourth quarter 2007 on Friday, January 25, 2008 at 9:30 a.m. in New York (11:30 p.m., Friday, January 25, 2008 in Seoul). The conference call will be available at www.magnachip.com and by telephone at +1-(201) 689-8560. A replay of the call will be available in two hours after the call through midnight on Friday, February 1, 2008 in New York (2 p.m. on Friday, February 1, 2008 in Seoul) at www.magnachip.com and by telephone at +1-(201) 612-7415. The account number to access the replay is 3055 and the conference ID number is 268781, respectively.

About MagnaChip Semiconductor

Headquartered in Seoul, South Korea, MagnaChip Semiconductor is a leading, Asia-based designer and manufacturer of analog and mixed-signal semiconductor products for high volume consumer applications, such as mobile phones, digital televisions, flat panel displays, notebook computers, mobile multimedia devices and digital cameras. The Company has a broad range of analog and mixed-signal semiconductor technology, supported by its 28-year operating history, large portfolio of registered and pending patents and extensive engineering and manufacturing process expertise. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements contained in this press release contain forward-looking statements regarding MagnaChip Semiconductor’s operations, economic performance and financial condition. Although MagnaChip Semiconductor believes that the expectations reflected in these statements are reasonable, no assurance can be given that such expectations will prove to have been correct as a result of many factors, including those described in our annual report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on March 30, 2007.

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CONTACT: In Korea: Mi-Jeong Han, PR Manager Tel: 82-2-6903-3195 mj.han@magnachip.com	In the U.S.: David Pasquale / Joseph Villalta, at The Ruth Group Tel: +646-536-7006 / 7003 dpasquale@theruthgroup.com jvillalta@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Statements of Operations

(In thousands of U.S. Dollars, except per unit data)

(Unaudited)

	Three Months Ended
	December 31, 2007	December 31, 2006
Net sales	$246,475	$162,313
Cost of sales	182,926	144,332

Gross profit	63,549	17,981
Operating expenses:
Selling, general and administrative	21,086	21,309
Research and development	37,774	35,384
Restructuring and impairment charges	—	318

Operating income (loss)	4,689	(39,030)
Other income (expenses):
Interest expenses, net	(15,607)	(14,128)
Foreign currency gain (loss), net	(16,063)	9,947

Loss before income taxes	(26,981)	(43,211)
Income tax expenses	2,497	2,427

Net loss	$(29,478)	$(45,638)

Dividends accrued on preferred units	3,168	2,842

Net loss attributable to common units	$(32,646)	$(48,480)

Net loss per common unit Basic and Diluted	(0.62)	(0.92)
Common units used in per common unit calculation: Basic and Diluted (in thousands)	52,477	52,721
Key Ratios & Information:
Gross Margin	25.8%	11.1%
Operating Expenses as a % of Revenue	23.9%	35.1%
Operating Margin	1.9%	(24.0%)
Depreciation & Amortization Expense	24,649	43,079
Capital Expenditures	21,628	13,379

MagnaChip Semiconductor

Reconciliation of US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss) to

Non-US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss)

(In thousands of US Dollars)

(Unaudited)

Use of Non-US GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a US GAAP basis, MagnaChip Semiconductor uses non-US GAAP measures of gross profit, operating income (loss) and net income (loss), that are US GAAP gross profit, operating income (loss) and net income (loss) adjusted to exclude certain costs, expenses or gains, referred to as special items. Non-US GAAP adjusted gross profit; operating income (loss) and net income (loss) measure give an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-US GAAP adjusted measure of gross profit, operating income (loss) and net income (loss) are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for gross profit, operating income (loss) and net income (loss) prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended December 31, 2007			Three Months Ended December 31, 2006
	Gross Profit	Operating Income (Loss)	Net Income (Loss)	Gross Profit	Operating Income (Loss)	Net Income (Loss)
US GAAP Amounts	$63,549	$4,689	$(29,478)	$17,981	$(39,030)	$(45,638)
Special items
(1) Restructuring and impairment charges		—	—		318	318
(2) Loss from disposal of held-for-sale assets	—	—	—	—	1,819	1,819

Total special items	—	—	—	—	2,137	2,137

Non-US GAAP Profit	$63,549	$4,689	$(29,478)	$17,981	$(36,893)	$(43,501)

Adjusted Gross Margin			25.8%			11.1%
Adjusted Operating Expense - % of Revenue			23.9%			33.8%
Adjusted Operating Margin			1.9%			(22.7%)

Non-US GAAP adjusted condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. The special items excluded for the three months ended December 31, 2006 are as follows:

(1)	Impairment charges was under SFAS 144 during the fourth quarter of 2006.

(2)	Loss from disposition of assets classified as “held-for-sale” in 2006

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of US Dollars)

(Unaudited)

	December 31, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$64,345	$89,173
Accounts receivable, net	123,789	76,665
Inventories, net	75,867	57,846
Other current assets	16,722	20,380

Total current assets	280,723	244,064
Property, plant and equipment, net	279,669	336,279
Goodwill and intangible assets, net	104,725	139,729
Other non-current assets	42,766	49,981

Total assets	$707,883	$770,053

Liabilities & Unitholders’ Equity
Current liabilities
Accounts and other payable	$120,638	$94,822
Short-term borrowings	80,000	—
Other current liabilities	24,477	26,627

Total current liabilities	225,115	121,449
Long-term borrowings	750,000	750,000
Other non-current liabilities	80,842	65,771

Total liabilities	1,055,957	937,220
Redeemable convertible preferred units	129,405	117,374

Unitholders’ equity	(477,479)	(284,541)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$707,883	$770,053

MagnaChip Semiconductor

Condensed Consolidated Statements of Cash Flows

(In thousands of US Dollars)

(Unaudited)

	Year Ended
	December 31, 2007	December 31, 2006
Cash flows from operating activities
Net loss	$(180,550)	$(229,310)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	163,434	188,560
Provision for severance benefits	18,834	11,497
Gain(loss) on foreign currency translation, net	5,398	(54,188)
Impairment of long-term assets	10,106	92,858
Changes in accounts and other receivable	(45,533)	47,271
Changes in inventories	(18,398)	37,064
Changes in accounts and other payable	20,421	(54,320)
Changes in accrued expenses	(5,504)	(7,453)
Other	8,081	(1,509)

Net cash provided by (used in) operating activities	(23,711)	30,470

Cash flows from investing activities
Capital expenditures	(86,550)	(41,399)
Other	4,744	8,014

Net cash used in investing activities	(81,806)	(33,385)

Cash flows from financing activities		—
Exercise of unit options	151	88
Repurchase of common units	(6)	(420)
Proceeds from short-term borrowings	130,100	—
Repayment of short-term borrowings	(50,100)	—

Net cash provided by (used in) financing activities	80,145	(332)

Effect of exchange rates on cash and cash equivalents	544	5,846

Net increase (decrease) in cash and cash equivalents	(24,828)	2,599

Cash and cash equivalents
Beginning of the year	89,173	86,574

End of the year	$64,345	$89,173